Contact: Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus Technology Amends Credit Facility with
GE Commercial Distribution Finance

Increase to $175 Million Enhances ePlus Technology’s Working
Capital Financing Capacity

HERNDON, VA – July 26, 2012 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced that its subsidiary, ePlus Technology, inc., amended and restated its credit facility with GE Commercial Distribution Finance Corporation ("GECDF"). The GECDF credit facility is comprised of a floorplan component and an accounts receivable component, was originally entered into on August 31, 2000, and has been amended from time to time.  The facility is used to finance inventory and accounts receivable related to the sale of computer technology, peripherals and software products.

The new agreement provides ePlus Technology with a total credit limit of up to $175 million, an increase of $50 million over the prior agreement, with a sub-limit of $30 million for the accounts receivable component. ePlus inc. will continue to guarantee this facility up to a limit of $10.5 million. The amounts available under the agreements may be limited by the asset value of the equipment purchased and accounts receivable, and may be further limited by certain covenants and terms and conditions of the facility. Either party may terminate with proper notice.

"These changes increase our capacity to efficiently and effectively compete as one of the top advanced solutions providers in the industry," said Elaine D. Marion, chief financial officer. "We highly value our relationship with GECDF and appreciate its continued support of ePlus."

About GE Capital, Commercial Distribution Finance

GE Capital, Commercial Distribution Finance provided nearly $32 billion in financing for more than 30,000 manufacturers, dealers and distributors across North America in 2011. Programs include inventory and accounts receivable financing, asset-based lending, private label financing, collateral management and related financial products.  Customers have access to exclusive online tools and analytics to manage their accounts and inventory. For more information, visit http://www.gecdf.com/.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems.  Founded in 1990, ePlus has more than 800 associates serving federal, state, municipal, and commercial customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation,  possible adverse effects resulting from the recent uncertainty in the economic environment and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to consummate and integrate acquisitions; the possibility of goodwill impairment charges in the future; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to reserve adequately for credit losses; our ability to protect our intellectual property; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.